Exhibit 10.14E

JULY 9, 2007

TERCICA, INC.

IPSEN, S.A.

and

SURAYPHARM

COMMON STOCK PURCHASE AGREEMENT

CONTENTS

		PAGE
CLAUSE

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	PURCHASE AND SALE OF SHARES	6

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF TERCICA	7

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF IPSEN	13

ARTICLE 5	COVENANTS	15

ARTICLE 6	CONDITIONS TO CLOSING	17

ARTICLE 7	TERMINATION	19

ARTICLE 8	MISCELLANEOUS	20

SCHEDULES

Disclosure Schedule

EXHIBITS

Exhibit A – Amendment No. 1 to Registration Rights Agreement

THIS COMMON STOCK PURCHASE AGREEMENT (the Agreement) is made as of July 9, 2007,

BETWEEN:

(1)	TERCICA, INC., a corporation organized under the laws of the State of Delaware, with its principal offices at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005 (Tercica);

(2)	IPSEN, S.A., a société anonyme organized under the laws of France with its registered address at 42, rue du Docteur Blanche, 75016 Paris, France (Ipsen); and

(3)	solely for the purposes of Sections 1.1, 1.2, 4.3, 7 and 8 hereof, SURAYPHARM, a Société par Actions Simplifiée organized under the laws of France with its registered address at 42, rue du Docteur Blanche, 75016 Paris, France (Suraypharm).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 In this Agreement, the following words and expressions have the following meaning:

(a)	Affiliate means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

(b)	Affiliation Agreement means that certain Affiliation Agreement, dated as of October 13, 2006, by and among Tercica, Ipsen and Suraypharm.

(c)	Business Day means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

(d)	Closing shall have the meaning ascribed to it in Section 2.2.

(e)

Closing Bid Price means the closing consolidated bid price of the Common Stock as reported by NASDAQ’s Market Intelligence Desk as of 4:00 P.M. Eastern Time on, as applicable, (i) the trading date immediately prior to the Execution Date if this Agreement is executed prior to 4:00 P.M. Eastern Time on the Execution Date or (ii) the Execution Date if this Agreement is executed on or after 4:00 P.M. Eastern Time on the Execution Date.

(f)	Closing Date means the date on which the Closing occurs.

(g)	Combination Product Agreement means that certain Combination Product Development and Commercialization Agreement, dated as of July 6, 2007, by and between Tercica and Genentech, as the same may be amended from time to time.

(h)	Common Stock means Tercica’s common stock, par value $0.001 per share.

(i)	Convertible Note means that certain First Senior Convertible Promissory Note issued to Ipsen and dated October 13, 2006, as the same may be amended from time to time.

(j)	Disclosure Schedule means that certain disclosure schedule delivered by Tercica to Ipsen concurrently herewith and identified as the “Disclosure Schedule.”

(k)	Effective Date shall have the meaning ascribed to it in Section 16.15(b) of the Combination Product Agreement.

(l)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(m)	Execution Date means July 9, 2007.

(n)	First Genentech Closing shall have the meaning ascribed to the term “First Closing” in Section 2.2(a)(i) of the Genentech Purchase Agreement.

(o)	First Genentech Closing Date shall mean the date of the First Genentech Closing.

(p)	GAAP means United States generally accepted accounting principles.

(q)	Genentech means Genentech, Inc., a corporation organized under the laws of the State of Delaware.

(r)	Genentech Per Share Price means $5.645.

(s)	Genentech Purchase Agreement means that certain Common Stock Purchase Agreement, dated of even date herewith, by and between Tercica and Genentech, as the same may be amended from time to time.

(t)	Governmental Entities means any foreign or United States federal, state, county, local municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service.

(u)	HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations and rules issued pursuant to that Act.

(v)	Intellectual Property Rights means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) (i) any valid and enforceable letters patent granted by, or a patent application filed with any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction worldwide that is charged with reviewing and/or issuing patents, including, without limitation, any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination, supplementary protection certificate or renewal thereof, or any foreign equivalent of any of the foregoing and (ii) any certificates of invention for a U.S. letters patent, or any foreign equivalent thereof (collectively, Patents); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing, (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, Copyrights); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, Trade Secrets); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(w)	Key Employee shall have the meaning ascribed to it in Section 3.9(c) of this Agreement.

(x)	Knowledge means, with respect to a Person, the actual knowledge of any of its executive officers.

(y)	Law means any judgment, order, statute, law (including common law), ordinance, rule, permit or regulation applicable to a Person or its business, properties or assets.

(z)	Letter Agreement means that certain letter agreement, dated as of July 9, 2007, by and between Tercica and Genentech amending that certain License and Collaboration Agreement, effective as of April 15, 2002, as amended, and regarding that certain International License and Collaboration Agreement, effective as of July 25, 2003, as amended.

(aa)

Material Adverse Effect, with respect to a Person, means: (i) a material adverse effect on the financial condition, properties, business or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of such Person to perform its material obligations under the Purchase Documents; provided that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) any adverse effect resulting from or arising out of general economic conditions to the extent that such conditions do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (b) any adverse effect resulting from or arising out of general conditions in the industries in which such Person and its Subsidiaries operate to the extent that such conditions do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (c) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof to the extent they do not disproportionately affect such Person and its Subsidiaries, taken as a whole, (d) any adverse change in reported financial results to the extent such change results from or arises out of changes (after the date of this Agreement) in GAAP or applicable Laws, (e) a reduction in market price of such Person’s common stock on the stock markets on which it trades to the extent such reduction is not related to factors that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, or (f) any adverse effect resulting from or arising out of the failure of such Person to achieve projected financial results except to the extent that such failure is related to operational issues or other factors that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(bb)	NASDAQ Rules means the rules of The NASDAQ Stock Market LLC.

(cc)	Order shall have the meaning ascribed to it in Section 6.1(h) of this Agreement.

(dd)	Per Share Price means the Genentech Per Share Price; provided, however, that if Tercica does not receive a Staff Interpretive Letter prior to the Closing that would permit Ipsen to purchase the Shares at a price per share equal to the Genentech Per Share Price (assuming the Genentech Per Share Price is less than the Closing Bid Price) without Tercica stockholder approval under the NASDAQ Rules, then the Per Share Price shall in all cases mean the Closing Bid Price.

(ee)	Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

(ff)	Purchase Documents means this Agreement and the RRA Amendment.

(gg)	Purchase Price means the dollar amount obtained by multiplying the Shares by the Per Share Price.

(hh)	RRA Amendment means Amendment No. 1 to that certain Registration Rights Agreement, dated as of October 13, 2006, by and between Tercica, Ipsen and Suraypharm substantially in the form attached hereto as Exhibit A.

(ii)	SEC means the United States Securities Exchange Commission.

(jj)	Securities Act means the Securities Act of 1933, as amended.

(kk)	SEC Website means the website maintained by the SEC at http://www.sec.gov.

(ll)	Shares shall mean five hundred nineteen thousand one hundred one (519,101) shares of Common Stock.

(mm)	Staff Interpretive Letter shall have the meaning ascribed to it in Section 5.1 of this Agreement.

(nn)	Subsidiary means any corporation or other organization, whether incorporated or unincorporated, of which (i) fifty percent (50%) or more of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or equivalent governing body of such corporation or other organization) is directly or indirectly owned or controlled by the relevant Person or (ii) the relevant Person (or any other subsidiary of the relevant Person) is a general partner.

(oo)	Tercica Balance Sheet means the balance sheet of Tercica contained in the Tercica SEC Report for the quarter ended March 31, 2007.

(pp)	Tercica Financials means each of the financial statements (including, in each case, any related notes thereto) contained in the Tercica SEC Reports.

(qq)	Tercica SEC Reports means Tercica’s most recent annual report on Form 10-K and all reports filed by Tercica pursuant to Section 13(a) or Section 15(d) of the Exchange Act subsequent to the filing of Tercica’s most recent annual report on Form 10-K.

(rr)	Third Party means any other Person other than Tercica, Suraypharm or Ipsen.

(ss)	Transaction Documents means this Agreement, the RRA Amendment, the Combination Product Agreement, the Genentech Purchase Agreement, the Letter Agreement and any other document or instrument contemplated hereby or thereby.

(tt)	Warrant means that certain Warrant to purchase Common Stock issued to Ipsen and dated October 13, 2006.

1.2 Interpretation and Construction. In this Agreement:

(a)	the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)	any definition of or reference to any contract, agreement, document, instrument, commitment, license, undertaking or other record herein shall be construed as referring to such contract, agreement, document, instrument, commitment, license, undertaking or other record as from time to time amended, supplemented, restated or otherwise modified;

(f)	any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(g)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and

(h)	unless the context otherwise requires, all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections, Exhibits and Schedules to, this Agreement.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Agreement to Issue, Sell and Purchase the Shares. Subject to the terms and the conditions hereof, Tercica will issue and sell to Ipsen, and Ipsen will purchase from Tercica, upon the terms and conditions hereinafter set forth, the Shares for the Purchase Price.

2.2 Closing, Delivery and Payment.

(a)	Closing. Subject to the satisfaction or waiver (in accordance with the terms of this Agreement) of all of the conditions set forth in Article 6, the closing of the sale and purchase of the Shares (the Closing) shall occur at the offices of Cooley Godward Kronish LLP (at the address set forth in the notice provisions of Section 8.8 below), or at such other place as agreed between the Tercica and Ipsen, on the First Genentech Closing Date, or, if all other conditions contained in Article 6 have not been satisfied or waived on the First Genentech Closing Date in accordance with the terms of this Agreement, the third Business Day after the date on which all of the conditions contained in Article 6 have been satisfied or waived in accordance with the terms of this Agreement, or at such other place, time or date as may be mutually agreed to in writing by Ipsen and Tercica.

(b)	Closing Deliverables. At the Closing, Tercica shall deliver or cause to be conveyed by Tercica’s transfer agent for delivery to Ipsen one or more stock certificates in respect of the Shares in the name of Ipsen (including, if Tercica has caused such stock certificates to be conveyed by Tercica’s transfer agent, evidence reasonably satisfactory to Ipsen that Tercica has provided irrevocable delivery instructions in respect of such stock certificates to Tercica’s transfer agent), and Ipsen shall deliver to Tercica (or cause an Affiliate to deliver to Tercica) by wire transfer of same day funds the amount of the Purchase Price.

(c)	Proceedings at the Closing. All actions to be taken and all documents not attached as exhibits to this Agreement to be executed and delivered by Tercica in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Ipsen and its counsel, and all actions to be taken and all documents not attached as exhibits to this Agreement to be executed and delivered by Ipsen in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Tercica and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered. The Closing shall be deemed to have occurred when all conditions have been met or waived and all deliverables have been delivered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TERCICA

Tercica hereby represents and warrants to Ipsen that, except as set forth in the Tercica SEC Reports and the Disclosure Schedule, the following are true and correct:

3.1 Organization and Qualification. Tercica is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Tercica is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Tercica.

3.2 Authorized Capital Stock. Tercica’s authorized capital stock consists of (i) 100,000,000 shares of Common Stock, of which as of March 31, 2007 (A) 50,162,610 shares of Common Stock were issued and outstanding, (B) 1,683,729 shares of Common Stock were reserved for future issuance under Tercica’s 2004 Stock Plan, 2002 Stock Plan, 2002 Executive Stock Plan and 2004 Employee Stock Purchase Plan (the “Plans”), (C) 5,196,012 shares of Common Stock were reserved for issuance upon the exercise of outstanding options granted under the Plans, (D) 8,405,524 shares of Common Stock were reserved for issuance upon the exercise of an outstanding warrant and the conversion of a senior convertible promissory note, in each case issued to Ipsen and (E) 260,000 shares were reserved for issuance upon the exercise of an outstanding warrant issued to Kingsbridge Capital Limited, and (ii) 5,000,000 shares of Preferred Stock, 1,000,000 of which are designated Series A Junior Participating Preferred Stock, none of which are issued and outstanding. Tercica has not issued any shares since March 31, 2007 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board of Directors of Tercica. The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Tercica does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock and there are no agreements or commitments obligating Tercica to repurchase, redeem, or otherwise acquire capital stock or other securities of Tercica. There are no agreements to which Tercica is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Tercica.

3.3 No Interest in any Person. Tercica does not own, directly or indirectly, any capital stock, membership interests, partnership interest, joint venture interest or other equity interest (or interest that is convertible into, or exchangeable or executable for, any of the foregoing) in any Person.

3.4 Issuance, Sale and Delivery of Shares. The issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action and, when issued, delivered and paid for in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable. No further approval or authorization of the Board of Directors of Tercica, the stockholders of Tercica or any other Person (other than as contemplated in Section 5.1 hereof) will be required for the issuance and sale of any Shares to be issued and sold by Tercica as contemplated herein.

3.5 Authorization; Due Execution, Delivery and Performance of this Agreement. Tercica has full legal right, corporate power and authority to enter into the Purchase Documents, issue the Shares and perform the transactions contemplated by the Purchase Documents. Each of the Purchase Documents will upon delivery be duly authorized, executed and delivered by Tercica. The making, issuing and performance of the Purchase Documents by Tercica and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of Tercica, (ii) result in the creation of any lien, charge, security interest or encumbrance upon any assets of Tercica pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, or give any person any rights of termination, amendment, acceleration or cancellation of, any agreement, commitment, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument (A) to which Tercica is a party or by which Tercica or its properties may be bound or affected and (B) which individually or in the aggregate would be reasonably likely to result in a material liability of Tercica or have a Material Adverse Effect, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to Tercica or any of its properties in a manner that would reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery by Tercica of the Purchase Documents or the consummation by Tercica of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Shares. Upon their execution and delivery, and assuming the valid execution thereof by Ipsen and Suraypharm, the Purchase Documents will constitute the valid and binding obligations of Tercica, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.6 Valid Offering. Assuming the accuracy of the representations and warranties of Ipsen set forth in Article 4, the offer, sale, and issuance of the Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws.

3.7 No Defaults. Tercica is not in violation or default of any provision of its certificate of incorporation or bylaws, or other organizational documents. Except as to defaults, violations and breaches which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Tercica, Tercica is not in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound and has not received any written notice of termination under any such documents, which termination would reasonably be expected to have a Material Adverse Effect on Tercica; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default on the part of Tercica as defined in such documents, except such defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Tercica.

3.8 No Material Change. Between March 31, 2007 and the date hereof, (i) Tercica has not incurred, other than in the ordinary course of business, any material liabilities or obligations which would be required under GAAP to be set forth on Tercica’s balance sheet, except for legal, accounting and other costs in connection with the negotiation, execution and delivery by Tercica of the Transaction Documents, (ii) Tercica has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, (iii) Tercica has not paid or declared any dividends or other distributions with respect to its capital stock, (iv) Tercica is not in default in the payment of principal or interest on any outstanding debt obligations, and (v) there have been no events or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Tercica.

3.9	Intellectual Property.

(a)	To the best of Tercica’s Knowledge, the use, practice or other commercial exploitation of the Intellectual Property Rights owned by or licensed to Tercica and the operation of Tercica’s business as presently conducted does not infringe, constitute an unauthorized use of or misappropriate any rights owned or controlled by any third Person including Intellectual Property Rights of any third Person in a way that would be reasonably likely to have a Material Adverse Effect on Tercica. Tercica is not a party to or the subject of any pending or, to Tercica’s Knowledge, threatened suit, action, investigation or proceeding which involves a claim against Tercica, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenges the ownership, use, validity or enforceability of any Intellectual Property Rights or contests the right of Tercica to use, exercise, license, transfer or dispose of any Intellectual Property Rights owned by or licensed to Tercica, or any products, processes or materials covered thereby in any manner.

(b)	No Person (including employees and former employees of Tercica), to Tercica’s Knowledge, is infringing, violating, misappropriating or otherwise misusing any Intellectual Property Rights owned by or licensed to Tercica, and Tercica has not made any such claims against any Person (including employees and former employees of Tercica).

(c)	No Trade Secret or any other non-public, proprietary information which is material to the business of Tercica as presently conducted has been authorized to be disclosed or, to Tercica’s Knowledge, has been actually disclosed by Tercica to any employee or any third Person other than (i) pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Intellectual Property Rights owned by or licensed to Tercica, or (ii) to such employees or third persons who otherwise have a duty of confidentiality to Tercica. Each current and former Key Employee has entered into an agreement containing appropriate confidentiality and invention assignment provisions. For purposes of this Section 3.9(c), Key Employee means any officer of Tercica as well as any employee of Tercica who either alone or in concert with others develops any Intellectual Property Rights owned by or licensed to Tercica.

(d)	Tercica has taken all commercially reasonable steps to protect and preserve the confidentiality and value of all Intellectual Property Rights and any other confidential information owned by or licensed to Tercica.

3.10	Compliance.

(a)	Tercica has complied in all material respects with each Law binding on it or on any of its assets or properties and is not currently in violation of any such Law, in the case of each of the foregoing, the noncompliance with which would reasonably be expected to result in Material Adverse Effect on Tercica. Tercica has not received any written notices or orders of noncompliance issued to Tercica under or in respect of any such Law.

(b)	Tercica has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as presently conducted, except for such of the foregoing, the failure to possess which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Tercica.

3.11 Litigation. Tercica has not received notice of the assertion of, been threatened with or otherwise gained Knowledge of facts reasonably likely to result in, any action, suit, proceeding, claim, arbitration or investigation, before any Governmental Entity against Tercica which would reasonably be expected to result in a material liability to, or have a Material Adverse Effect on, Tercica in the event of an adverse outcome or that in any manner challenges or seeks to or would otherwise prevent, enjoin, alter or delay any of the transactions contemplated by the Purchase Documents. There is no order of any governmental entity binding on Tercica or any of its assets or properties.

3.12 Labor. Tercica is not a party to any labor or collective bargaining agreement, and no employees of Tercica are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to Tercica’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to Tercica’s Knowledge, there have been no organizing activities involving Tercica in respect of any group of employees of Company. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to Tercica’s Knowledge, threatened against or involving Tercica.

3.13 Corrupt Practices. Neither Tercica nor, to Tercica’s Knowledge, any agent or other person acting on behalf of Tercica, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Tercica or made by any person acting on its behalf and of which Tercica is aware in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.14	SEC Filings; Financial Statements.

(a)	Since January 1, 2007, Tercica has filed all forms, reports and documents required to be filed with the SEC, except to the extent that failure to so file would not reasonably be expected to be material to an investor. Such filings are available to Ipsen on the SEC Website. In addition, all exhibits to the Tercica SEC Reports are available on the SEC Website, except to the extent of Confidential Treatment Requests granted by the SEC. All documents required to be filed as exhibits to the Tercica SEC Reports have been so filed, and all material contracts that were filed as exhibits to Tercica’s most recent Form 10-K filing are in full force and effect, except those which have expired in accordance with their terms, and Tercica is not in default thereunder, except where any such default has not resulted in or would not reasonably be expected to result in a loss of any material right granted to Tercica thereunder. As of their respective filing dates, the Tercica SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Tercica SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)	The Tercica Financials (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented the financial position of Tercica as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were reasonably expected to be subject to normal and recurring year-end adjustments which would not be material in amount. There has been no material change in Tercica’s accounting policies except as described in the notes to the Tercica Financials. As of the date of the Tercica Financials, Tercica did not have any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Tercica, except liabilities (x) provided for in the Tercica Balance Sheet or (y) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tercica.

3.15 Corporate Records. Tercica has delivered or made available to Ipsen true and complete copies of all corporate records requested in writing by Ipsen in connection with its decision to purchase the Shares.

3.16 NASDAQ Compliance and Listing. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The NASDAQ Global Market, and Tercica has taken no action that is designed to, or is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The NASDAQ Global Market. Tercica shall comply in all material respects with all requirements of the NASDAQ Stock Market with respect to the listing of the Shares on The NASDAQ Global Market.

3.17 Reservation of Common Stock. As of the date hereof, Tercica has available (and will keep available at all times), free of preemptive rights and other similar contractual rights of stockholders, shares of Common Stock for the purpose of enabling Tercica to satisfy any obligation to issue the Shares.

3.18 Broker’s Fee. There are no brokers or finders entitled to compensation in connection with the sale of the Shares to Ipsen.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF IPSEN

Ipsen hereby represents and warrants to Tercica as follows:

4.1 Organization and Qualification. Ipsen is a société anonyme duly organized, validly existing and in good standing under the laws of France and, together with its Subsidiaries, has all requisite corporate power and authority to own, lease and operate its and its Subsidiaries’ properties and to carry on its and its Subsidiaries’ business as presently conducted.

4.2 Investment Representations. Ipsen is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities, including the Shares, and (without limiting any representation or warranty provided by Tercica herein) has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares. Ipsen is acquiring the Shares for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares within the meaning of Section 2(11) of the Securities Act. Ipsen is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Ipsen understands that the Shares have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Ipsen’s investment intent as expressed herein.

4.3 Authorization; Due Execution, Delivery and Performance of this Agreement. Each of Ipsen and Suraypharm has full legal right, corporate power and authority to enter into the Purchase Documents and perform the transactions contemplated thereunder. Each of the Purchase Documents upon delivery will be duly authorized, executed and delivered by Ipsen and Suraypharm. The making, issuing and performance of the Purchase Documents by Ipsen and Suraypharm, and the consummation of the transactions therein contemplated will not: (i) violate any provision of the organizational documents of either Ipsen or Suraypharm, (ii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other Governmental Entity applicable to Ipsen or Suraypharm, or (iii) violate any material contract, agreement, or instrument to which Ipsen is a party or by which it is bound, that would reasonably be expected to have a material adverse effect on Ipsen’s ability to perform its obligations under the Purchase Documents. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery by either Ipsen or Suraypharm of the Purchase Documents or the consummation by either Ipsen or Suraypharm of the transactions contemplated thereby, other than such as have been made or obtained. Upon their execution and delivery, and assuming the valid execution thereof by Tercica and the other parties thereto, the Purchase Documents will constitute the valid and binding obligations of each of Ipsen and Suraypharm enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4 No Legal or Tax Advice. Ipsen understands that nothing in the Purchase Documents, the Tercica SEC Reports or any other materials presented to Ipsen in connection with the purchase and sale of the Shares constitutes legal or tax advice. Ipsen has consulted such legal and tax advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. Ipsen understands that it (and not Tercica) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by the Purchase Documents.

4.5 No Defaults. Neither Ipsen nor any of its Subsidiaries is in violation or default of any provision of its organizational documents or any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound, and has not received any written notice of termination under any such material documents, and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default on the part of Ipsen or any of its Subsidiaries as defined in such documents, in each case which would reasonably be expected to have a material adverse effect on Ipsen’s ability to perform its obligations under the Purchase Documents.

4.6 Compliance. Ipsen and each of its Subsidiaries have complied in all material respects with each Law binding on it or on any of its assets or properties and is not currently in violation of any such Law, and there have been no written notices or orders of noncompliance issued to Ipsen or its Subsidiaries under or in respect of any such Law, in each case the noncompliance with which would reasonably be expected to have a material adverse effect on Ipsen’s ability to perform its obligations under the Purchase Documents.

4.7 Litigation. Neither Ipsen nor any of its Subsidiaries has received written notice of the assertion of, or to the knowledge of Ipsen, been threatened with any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity against Ipsen or any of its Subsidiaries or order of any Governmental Entity binding on Ipsen, its Subsidiaries or any of their respective assets or properties, in the case of all the foregoing, which would reasonably be expected to have a material adverse effect on Ipsen’s ability to perform its obligations under the Purchase Documents.

4.8 Restrictive Legend. Ipsen understands that, until such time as a registration statement covering the Shares has been declared effective or the Common Stock associated with such Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

ARTICLE 5

COVENANTS

5.1 Staff Interpretive Letter. As promptly as practicable following the Execution Date, Tercica shall request, pursuant to NASDAQ Rule 4550, a written interpretation by The NASDAQ Stock Market LLC with respect to whether Tercica stockholder approval would be required under the NASDAQ Rules in order for Ipsen to purchase the Shares at a price per share equal to the Genentech Per Share Price (assuming the Genentech Per Share Price is less than the Closing Bid Price) (the Staff Interpretive Letter). Tercica agrees to bear all of its costs associated with the Staff Interpretive Letter, including the fees provided for under NASDAQ Rule 4550.

5.2	Cooperation.

(a)	Each party hereto shall cooperate with the other to fulfill the closing conditions set forth in Article 6, including delivery of all documents set forth in such conditions.

(b)	Without limiting the foregoing, each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use all commercially reasonable efforts to obtain, as promptly as practicable, all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Purchase Documents, including, if applicable, under the HSR Act. Subject to each party’s determination of the need to file under the HSR Act, each party hereto shall make all necessary filings to be made by them, and thereafter make any other required or appropriate submissions, with respect to this Agreement, the other Purchase Documents and the transactions contemplated hereby and thereby required under the HSR Act and each party shall make, as soon as reasonably practicable, all other necessary filings to be made by it, and thereafter make any other required or appropriate submissions, with respect to this Agreement, the other Purchase Documents and the transactions contemplated hereby and thereby. Each party will cooperate fully (including, without limitation, by providing all information and reasonable assistance as the other party requests in connection with its preparation of any filing or submission that is necessary under the HSR Act) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(c)	Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.3 Notice of Certain Events. Each party shall, promptly after it obtains Knowledge thereof, notify the other of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Purchase Documents;

(b)	any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by the Purchase Documents; and

(c)	any legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party that relates to the consummation of the transactions contemplated by the Purchase Documents.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Tercica’s obligations set forth in Section 2.2 of this Agreement shall be subject to the following conditions, any one or more of which may be waived by Tercica (to the extent legally permissible):

(a)	Representations and Warranties True. The representations and warranties made by Ipsen in Article 4 hereof shall be true and correct in all material respects (and any representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(b)	Compliance with Covenants. Ipsen shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)	Effective Date. The Effective Date shall have occurred.

(d)	First Genentech Closing. The First Genentech Closing shall have been consummated.

(e)	Litigation. No action, suit or proceeding shall have been initiated or threatened with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby and by the RRA Amendment or seeking (with the probable or reasonably likely effect of receiving) material damages on account the consummation of the transactions contemplated hereby and by the RRA Amendment.

(f)	RRA Amendment. The RRA Amendment substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the necessary parties thereto.

(g)	HSR Act. All applicable waiting periods, if any, in respect of the transactions contemplated hereby and by the RRA Amendment under the HSR Act shall have expired or terminated.

(h)

Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Purchase Documents or materially modifies any material term of the Purchase

Documents or the related transactions contemplated hereby and by the RRA Amendment (collectively, an Order), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

(i)	Other Authorizations, Consents etc. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby and by the RRA Amendment shall have been obtained or filed, or shall have occurred.

(j)	Certificate. Ipsen shall have delivered to Tercica a certificate executed by an officer of Ipsen, dated as of the Closing Date, as to the matters set forth in this Sections 6.1(a) and 6.1(b) above.

6.2 Ipsen’s obligation set forth in Section 2.2 of this Agreement shall be subject to the following conditions, any one or more of which may be waived by Ipsen (to the extent legally permissible):

(a)	Representations and Warranties True. The representations and warranties of Tercica in Article 3 hereof shall be true and correct in all material respects (and any representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(b)	Compliance with Covenants. Tercica shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)	Disclosure. As of the Closing Date, the Tercica SEC Reports (each as amended, supplemented or superseded as of the Closing Date) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)	Effective Date. The Effective Date shall have occurred.

(e)	First Genentech Closing. The First Genentech Closing shall have been consummated.

(f)	Litigation. No action, suit, or proceeding shall have been initiated or threatened with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby and by the RRA Amendment or seeking (with the probable or reasonably likely effect of receiving) material damages on account the consummation of the transactions contemplated hereby and by the RRA Amendment.

(g)	RRA Amendment. The RRA Amendment substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the necessary parties thereto.

(h)	HSR Act. All applicable waiting periods, if any, in respect of the transactions contemplated hereby and by the RRA Amendment under the HSR Act shall have expired or terminated.

(i)	Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Order, and no Governmental Entity shall have instituted any proceeding seeking any such Order.

(j)	Other Authorizations, Consents etc. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby and by the RRA Amendment shall have been obtained or filed, or shall have occurred.

(k)	Certificate. Tercica shall have delivered to Ipsen a certificate executed by an officer of Tercica, dated the Closing Date, as to the matters set forth in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) above.

ARTICLE 7

TERMINATION

7.1	Termination.

(a)	This Agreement shall terminate:

(i)	in its entirety upon the valid termination of the Combination Product Agreement in its entirety in accordance with its terms or by operation of Law;

(ii)	in its entirety upon the valid termination of the Genentech Purchase Agreement in its entirety in accordance with its terms or by operation of Law; and

(iii)	if the First Genentech Closing shall have not been consummated and the rights and obligations of Tercica and Genentech under Section 2.2(a) of the Genentech Purchase Agreement shall have been terminated.

(b)	This Agreement may be terminated at any time by mutual written consent of Ipsen and Tercica.

For the avoidance of doubt, in the event of a termination of this Agreement pursuant to this Section 7.1, nothing herein shall require Ipsen to purchase from Tercica or Tercica to sell to Ipsen any Shares pursuant hereto after the date of such termination.

7.2 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to Ipsen or Tercica; provided, however, that such termination will not affect (a) any rights that have accrued to the benefit of any party hereto prior to the date of such termination, including damages arising from any breach of this Agreement and (b) any party’s liability for any breach of this Agreement such party may have committed prior to the date of such termination. The provisions of this Section 7.2 and Article 8 (Miscellaneous) shall survive any termination hereof pursuant to Section 7.1 hereof.

ARTICLE 8

MISCELLANEOUS

8.1	Acknowledgement; Waiver of Anti-Dilution Adjustments.

(a)	The parties hereto acknowledge and agree that (i) the Shares are being issued and sold hereunder in accordance with the terms of Section 5.1 of the Affiliation Agreement, (ii) Ipsen is purchasing the Shares as Suraypharm’s designated Affiliate under Section 5.1 of the Affiliation Agreement, (iii) the transactions contemplated by this Agreement shall satisfy in full each of Tercica’s obligations to Suraypharm under Section 5.1 of the Affiliation Agreement in connection with the issuance of shares of Common Stock to Genentech at the First Genentech Closing and (iv) from and after the Closing, the parties hereto shall have no further rights or obligations under Section 5.1 of the Affiliation Agreement in connection with the issuance of shares of Common Stock to Genentech at the First Genentech Closing.

(b)	Ipsen hereby waives in its entirety the operation of Section 6(f) (Price-Based-Antidilution) of the Warrant and Section 3 (Price-Based Anti-Dilution Adjustment of Conversion Price) of the Convertible Note with respect to the Shares issued and sold to Ipsen hereunder.

8.2 Assignment. No party may assign this Agreement to a Third Party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) without the prior written consent of Tercica, each of Ipsen and Suraypharm may assign this Agreement in its entirety to any of its Affiliates, provided that any such assignment shall not relieve Ipsen of its responsibilities for performance of its obligations under this Agreement and (b) without the prior written consent of any other party, any party hereto may assign this Agreement in its entirety in connection with a merger or similar reorganization or the sale of all or substantially all of its assets. Any attempted assignment in violation of this Section 8.2 shall be void and of no effect. All valid assignments shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Ipsen, Suraypharm or Tercica, as the case may be. If any party hereto assigns this Agreement under clause (b) above or seeks and obtains the any other party’s consent to assign this Agreement in its entirety to a Third Party, the assignee shall assume all obligations of its assignor under this Agreement.

8.3 No Survival. The representations and warranties made herein shall terminate as of the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder solely as of the date of such certificate or instrument.

8.4 Waiver. Except as specifically provided for herein, the waiver from time to time by any of the parties hereto of any of such party’s rights or such party’s failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement.

8.5 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by Ipsen in connection with such transactions will be borne by Ipsen and (b) the legal and other costs and expenses incurred by Tercica in connection with the transactions contemplated hereby will be borne by Tercica.

8.6 Further Assurances. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as any other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

8.7 Force Majeure. No failure or omission by the parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties (including, without limitation, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; acts of war or terrorism; rebellion; insurrection; riot and invasion), provided that such failure or omission resulting from one of the foregoing causes is cured as soon as practicable after its occurrence.

8.8 Notices. Any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other parties at the addresses set forth below. Any party hereto may change its addresses for purposes of this Section 8.8 by sending notice to the other parties.

If to Tercica, to:

Tercica, Inc.
2000 Sierra Point Parkway, Suite 400
Brisbane, CA 94005
U.S.A.
Attention: General Counsel
Facsimile: +1 650 238 1520

With a required copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
U.S.A.
Attention: Suzanne Sawochka Hooper
Facsimile: +1 650 849 7400

If to Suraypharm or Ipsen, to:

Ipsen, S.A.
42, rue du Docteur Blanche
75016 Paris
France
Attention: General Counsel
Facsimile: + 331 44 96 11 88

With a required copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
520 Madison Avenue
34th Floor New York, NY 10022
U.S.A.
Attention: Matthew Jacobson, Esq. Facsimile: +1 212 277 4001

8.9 Captions and Construction. Titles, headings and other captions are for convenience only and are not to be used for interpreting this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

8.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to negotiate provisions, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

8.11 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York notwithstanding the provisions governing conflicts of laws under such law of the State of New York to the contrary.

8.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

8.13 Entire Agreement. This Agreement, the other Purchase Documents, the Disclosure Schedule and the other agreements, documents and instruments contemplated hereby and referenced herein sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings among the parties hereto and supersedes and terminates all warranties, representations, conditions or understandings, either oral or written, among the parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized representatives of the parties.

8.14 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

TERCICA, INC.

By:	/s/ Stephen N. Rosenfield
Name:	Stephen N. Rosenfield
Title:	Executive Vice President of Legal Affairs, General Counsel and Secretary

SURAYPHARM

By:	/s/ Jean Luc Bélingard
Name:	Jean Luc Bélingard
Title:	President

IPSEN, S.A.

By:	/s/ Jean Luc Bélingard
Name:	Jean Luc Bélingard
Title:	President

[Signature Page for Common Stock Purchase Agreement]